==============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                 SCHEDULE 13D
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 3)*
                                --------------
                           KINROSS GOLD CORPORATION
                               (NAME OF ISSUER)

                         COMMON SHARES, NO PAR VALUE
                        (TITLE OF CLASS OF SECURITIES)

                                  496902206
                                (CUSIP NUMBER)
                                --------------
                              SHARON E. DOWDALL
                         VICE PRESIDENT AND SECRETARY
                 NEWMONT MINING CORPORATION OF CANADA LIMITED
                             SUITE 1900, BOX 2005
                           20 EGLINTON AVENUE WEST
                           TORONTO, ONTARIO M4R 1K8
                                (416) 480-6480
                (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
               AUTHORIZED TO RECEIVE NOTICES OF COMMUNICATION)
                                --------------
                                   Copy to:
                                BRITT D. BANKS
                VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          NEWMONT MINING CORPORATION
                             1700 LINCOLN STREET
                            DENVER, COLORADO 80203
                                (303) 837-7414

                              SEPTEMBER 19, 2003
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)
                                --------------

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. _

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss. 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES)

                        (Continued on the following pages)
                               (Page 1 of 6 pages)

==============================================================================

--------------------------                            --------------------------
CUSIP NO. 496902206                   13D                  (PAGE 2 OF 6)
--------------------------                            --------------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSONS
     Newmont Mining Corporation

     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)
                                                                    (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 3   SEC USE ONLY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*
     OO
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEM 2(D) OR 2(E)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
              ------------------------------------------------------------------
  NUMBER OF    7   SOLE VOTING POWER
   SHARES          N/A
              ------------------------------------------------------------------
              ------------------------------------------------------------------
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         15,230,227 1
              ------------------------------------------------------------------
              ------------------------------------------------------------------
    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        N/A
              ------------------------------------------------------------------
              ------------------------------------------------------------------
 PERSON WITH   10  SHARED DISPOSITIVE POWER
                   15,230,227 1
              ------------------------------------------------------------------
--------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     15,230,227 1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.9% 2
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     HC, CO
--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

    1.Included in this figure are the Common Shares reported by Newmont International Holdings Pty. Ltd. and Newmont Mining Corporation of Canada Limited on a following cover page.

    2.Included in this percentage is the percentage of Common Shares reported by Newmont International Holdings Pty. Ltd. and Newmont Mining Corporation of Canada Limited on a following cover page.

--------------------------                            --------------------------
CUSIP NO. 496902206                   13D                  (PAGE 3 OF 6)
--------------------------                            --------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSONS
     Newmont Mining Corporation of Canada Limited

     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)
                                                                    (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 3   SEC USE ONLY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*
     OO
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEM 2(D) OR 2(E)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
              ------------------------------------------------------------------
  NUMBER OF    7   SOLE VOTING POWER
   SHARES          N/A
              ------------------------------------------------------------------
              ------------------------------------------------------------------
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         14,457,441
              ------------------------------------------------------------------
              ------------------------------------------------------------------
    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        N/A
              ------------------------------------------------------------------
              ------------------------------------------------------------------
 PERSON WITH   10  SHARED DISPOSITIVE POWER
                   14,457,441
              ------------------------------------------------------------------
--------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     15,230,227 1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.9% 2
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

    1.Included in this figure are the Common Shares reported by Newmont International Holdings Pty. Ltd. on a following cover page.

    2.Included in this percentage is the percentage of Common Shares reported by Newmont International Holdings Pty. Ltd. on a following cover page.

--------------------------                            --------------------------
CUSIP NO. 496902206                   13D                  (PAGE 4 OF 6)
--------------------------                            --------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSONS
     Newmont International Holdings Pty. Ltd

     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)
                                                                    (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 3   SEC USE ONLY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*
     OO
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEM 2(D) OR 2(E)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
              ------------------------------------------------------------------
  NUMBER OF    7   SOLE VOTING POWER
   SHARES          N/A
              ------------------------------------------------------------------
              ------------------------------------------------------------------
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         772,786
              ------------------------------------------------------------------
              ------------------------------------------------------------------
    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        N/A
              ------------------------------------------------------------------
              ------------------------------------------------------------------
 PERSON WITH   10  SHARED DISPOSITIVE POWER
                   772,786
              ------------------------------------------------------------------
--------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     15,230,227 1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.9% 2
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

    1 Included in this figure are the Common Shares reported by Newmont Mining Corporation of Canada Limited on a preceding cover page.

    2 Included in this percentage is the percentage of Common Shares reported by Newmont Mining Corporation of Canada Limited on a preceding cover page.

      This Amendment No. 3 to Schedule 13D ("Amendment No. 3") amends and supplements the Schedule 13D initially filed with the Securities and Exchange Commission (the "SEC") on February 10, 2003, as amended by Amendment No. 1 to the Schedule 13D, filed with the SEC on August 5, 2003, and Amendment No. 2 to the Schedule 13D, filed with the SEC on September 16, 2003 (as amended, the "Schedule 13D"), with respect to the common shares, no par value (the "Common Shares") of Kinross Gold Corporation, a corporation organized pursuant to the laws of the Province of Ontario, Canada ("Kinross"). Except as specifically provided herein, this Amendment No. 3 does not modify or supersede any of the information previously reported in the Schedule 13D. Information given in response to one item shall be deemed to be incorporated by reference in all other items. Capitalized terms used but not defined in this Amendment No. 3 shall have the meanings ascribed to such terms in the Schedule 13D.

ITEM 4.  PURPOSE OF TRANSACTION

      Item 4 is hereby amended by inserting the following paragraph immediately after the final sentence of the final paragraph thereof:

      On September 19, 2003, Newmont Canada completed the sale of 28,000,000
Common Shares of Kinross held by Newmont Canada.   On that date, the
Reporting Persons (individually and in the aggregate) ceased to be the beneficial owners of more than five percent of the Common Shares of Kinross.

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER

      Paragraphs (c) and (e) of Item 5 are hereby amended by inserting the following immediately after the final sentence of each paragraph:

(c) See the information contained in Item 4 of this Schedule 13D/A, which is incorporated herein by reference.

(e) See the information contained in Item 4 of this Schedule 13D/A, which is incorporated herein by reference.

                                  SIGNATURE

      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  September 19, 2003

                               NEWMONT MINING CORPORATION



                               By:   /s/ Sharon Thomas
                                  --------------------------------
                                  Name:  Sharon E. Thomas
                                  Title: Assistant General Counsel
                                            and Assistant Secretary



                               NEWMONT MINING CORPORATION OF CANADA LIMITED



                               By:   /s/ Sharon Dowdall
                                  --------------------------------
                                  Name:  Sharon E. Dowdall
                                  Title: Vice President and Secretary



                               NEWMONT INTERNATIONAL HOLDINGS PTY. LTD.



                               By:   /s/ Pauline Carr
                                  --------------------------------
                                  Name:  Pauline F. Carr
                                  Title: Director